Exhibit 99.1

U.S. Bancorp Reports Second Quarter 2018 Results

•  Record net revenue of $5,640 million, record net income of $1,750 million and record diluted earnings per share of $1.02

•  Industry leading return on average assets of 1.54% and return on average common equity of 15.3%

2Q18 Key Financial Data				2Q18 Highlights

PROFITABILITY METRICS	2Q18	1Q18	2Q17

• Net income of $1,750 million and diluted earnings per common share of $1.02 in the second quarter of 2018

• Industry leading return on average assets of 1.54% and return on average common equity of 15.3%

• Return on tangible common equity of 19.8%

• Returned 69% of 2Q earnings to shareholders through dividends and share buybacks

• Year-over-year positive operating leverage

• Net interest income grew 4.9% year-over-year (4.1% on a taxable-equivalent basis)

• Total noninterest income grew 2.8% year-over year

    ◇  Payment services revenue grew 5.3%

    ◇  Trust and investment management fees increased 5.5%

     ◇  Mortgage banking revenue decreased 9.9%

• Nonperforming assets decreased 19.1% on a year-over-year basis and 9.4% on a linked quarter basis

Return on average assets (%)	1.54	1.50	1.35
Return on average common equity (%)	15.3	14.9	13.4
Return on tangible common equity (%) (a)	19.8	19.3	17.2
Net interest margin (%)	3.13	3.13	3.08
Efficiency ratio (%) (a)	54.8	55.9	54.9
INCOME STATEMENT (b)	2Q18	1Q18	2Q17
Net interest income (taxable-equivalent basis)	$3,226	$3,197	$3,100
Noninterest income	$2,414	$2,272	$2,348
Net income attributable to U.S. Bancorp	$1,750	$1,675	$1,500
Diluted earnings per common share	$1.02	$.96	$.85
Dividends declared per common share	$.30	$.30	$.28
BALANCE SHEET (b)	2Q18	1Q18	2Q17
Average total loans	$278,624	$279,388	$275,528
Average total deposits	$334,822	$334,580	$331,172
Net charge-off ratio	.48%	.49%	.49%
Book value per common share (period end)	$27.02	$26.54	$25.55
Basel III standardized CET1 (c)	9.1%	9.0%	9.3%

(a) See Non-GAAP Financial Measures reconciliation on pages 16-17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio, 2Q17 as if fully implemented

CEO Commentary

“Our second quarter results were highlighted by record revenue, net income and diluted earnings per common share. We continue to deliver industry-leading profitability metrics, including a return on tangible common equity of 19.8%. This quarter, the Federal Reserve conducted its annual stress test and, as in prior years, the results confirmed our ability to withstand severely adverse economic conditions. Following this exercise, we announced a 23% increase in our quarterly dividend, as well as a 15% increase in our stock repurchase authorization, supporting our commitment to maximize shareholder value. In addition to these solid results, we are investing in our future by expanding our digital offerings, which will allow our customers to access us how, when and where they want and enhance their customer experiences. Each and every day our employees exemplify what being the most trusted choice in banking is all about and I want to thank our entire U.S. Bank team, whose commitment to serving all our customers is what ultimately drives our financial success.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

2018 Annual Stress Test

The results of the Federal Reserve Board’s most recent annual stress test continued to demonstrate U.S. Bancorp’s ability to withstand periods of economic stress while remaining profitable.

Automated Investor Offering

Responding to customers’ desire for smart, easy-to-use and safe digital investment tools and strategies, the Company recently launched its new Automated Investor offering. Automated Investor provides an easy-to-use digital advice platform with the power of the Company’s investment expertise through U.S. Bancorp Investments.

2018 Capital Plan

Based on the 2018 stress test results, the Company’s board of directors approved an increase of the Company’s quarterly dividend of 23% to $0.37 per common share beginning in the third quarter of 2018, as well as a new share repurchase program for the year.

New U.S. Bancorp Directors

U.S. Bancorp’s Board of Directors recently elected Elizabeth L. Buse, Yusuf I. Mehdi and Dorothy J. Bridges as directors of the Company. Each new director brings unique insight that is extremely useful to the board and will help further guide the Company’s future success.

        Investor contact: Jennifer Thompson, 612.303.0778  |  Media contact: Stacey Wempen, 612.303.7620

U.S. Bancorp Second Quarter 2018 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	2Q 2018	1Q 2018	2Q 2017	2Q18 vs 1Q18	2Q18 vs 2Q17	YTD 2018	YTD 2017	Percent Change

Net interest income	$3,197	$3,168	$3,049	.9	4.9	$6,365	$6,029	5.6
Taxable-equivalent adjustment	29	29	51	--	(43.1)	58	101	(42.6)
Net interest income (taxable-equivalent basis)	3,226	3,197	3,100	.9	4.1	6,423	6,130	4.8
Noninterest income	2,414	2,272	2,348	6.3	2.8	4,686	4,607	1.7
Total net revenue	5,640	5,469	5,448	3.1	3.5	11,109	10,737	3.5
Noninterest expense	3,085	3,055	2,984	1.0	3.4	6,140	5,893	4.2
Income before provision and income taxes	2,555	2,414	2,464	5.8	3.7	4,969	4,844	2.6
Provision for credit losses	327	341	350	(4.1)	(6.6)	668	695	(3.9)
Income before taxes	2,228	2,073	2,114	7.5	5.4	4,301	4,149	3.7
Income taxes and taxable-equivalent adjustment	470	391	602	20.2	(21.9)	861	1,151	(25.2)
Net income	1,758	1,682	1,512	4.5	16.3	3,440	2,998	14.7
Net (income) loss attributable to noncontrolling interests	(8)	(7)	(12)	(14.3)	33.3	(15)	(25)	40.0
Net income attributable to U.S. Bancorp	$1,750	$1,675	$1,500	4.5	16.7	$3,425	$2,973	15.2
Net income applicable to U.S. Bancorp common shareholders	$1,678	$1,597	$1,430	5.1	17.3	$3,275	$2,817	16.3
Diluted earnings per common share	$1.02	$.96	$.85	6.3	20.0	$1.98	$1.66	19.3

Net income attributable to U.S. Bancorp was $1,750 million for the second quarter of 2018, which was 16.7 percent higher than the $1,500 million for the second quarter of 2017, and 4.5 percent higher than the $1,675 million for the first quarter of 2018. Diluted earnings per common share were $1.02 in the second quarter of 2018, compared with $0.85 in the second quarter of 2017 and $0.96 in the first quarter of 2018.

The increase in net income year-over-year was primarily due to total net revenue growth of 3.5 percent partially offset by noninterest expense growth of 3.4 percent. Net interest income increased 4.9 percent (4.1 percent on a taxable-equivalent basis), mainly a result of the impact of rising interest rates and earning assets growth. Noninterest income increased 2.8 percent driven by higher payment services revenue and trust and investment management fees, partially offset by decreases in mortgage banking revenue and commercial products revenue compared with a year ago. Noninterest expense increased 3.4 percent primarily due to increased compensation expense related to supporting business growth and compliance programs, merit increases, and variable compensation related to revenue growth, along with higher employee benefits expense, partially offset by lower other noninterest expense driven by a reduction in mortgage banking costs.

Net income increased on a linked quarter basis primarily due to total net revenue growth of 3.1 percent. The increase in total net revenue reflected an increase in net interest income of 0.9 percent due to the impact of rising interest rates and an additional day in the second quarter. Noninterest income increased 6.3 percent driven by seasonally higher payment services revenue, higher commercial products revenue, and other noninterest income. The increase in total net revenue was partially offset by an increase in noninterest expense of 1.0 percent primarily driven by increased compensation expense related to seasonal merit increases as well as hiring to support business growth, along with higher marketing and business development costs and professional services expense, partially offset by seasonally lower employee benefits expense.

U.S. Bancorp Second Quarter 2018 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2018	1Q 2018	2Q 2017	2Q18 vs 1Q18	2Q18 vs 2Q17	YTD 2018	YTD 2017	Change
Components of net interest income
Income on earning assets	$3,980	$3,822	$3,572	$158	$408	$7,802	$7,016	$786
Expense on interest-bearing liabilities	754	625	472	129	282	1,379	886	493
Net interest income	$3,226	$3,197	$3,100	$29	$126	$6,423	$6,130	$293

Average yields and rates paid
Earning assets yield	3.86%	3.75%	3.54%	.11%	.32%	3.81%	3.51%	.30%
Rate paid on interest-bearing liabilities	.97	.81	.63	.16	.34	.89	.60	.29
Gross interest margin	2.89%	2.94%	2.91%	(.05)%	(.02)%	2.92%	2.91%	.01%
Net interest margin	3.13%	3.13%	3.08%	--%	.05%	3.13%	3.07%	.06%

Average balances
Investment securities (a)	$114,578	$113,493	$111,368	$1,085	$3,210	$114,039	$111,067	$2,972
Loans	278,624	279,388	275,528	(764)	3,096	279,004	274,350	4,654
Earning assets	412,676	411,849	403,883	827	8,793	412,265	401,595	10,670
Interest-bearing liabilities	312,217	311,615	299,271	602	12,946	311,917	297,729	14,188

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2018 was $3,226 million, an increase of $126 million (4.1 percent) over the second quarter of 2017. The increase was principally driven by earning assets growth and the impact of rising interest rates, partially offset by deposit and funding mix shift and the impact of tax reform which reduced the taxable-equivalent adjustment benefit related to tax exempt assets. Average earning assets were $8.8 billion (2.2 percent) higher than the second quarter of 2017, reflecting increases of $3.1 billion (1.1 percent) in average total loans, $3.2 billion (2.9 percent) in average investment securities, and $1.7 billion (12.3 percent) in average other earning assets.

Net interest income on a taxable-equivalent basis increased $29 million (0.9 percent) on a linked quarter basis primarily driven by the impact of higher rates and an additional day in the second quarter, partially offset by deposit and funding mix shift. Average earning assets were $827 million (0.2 percent) higher on a linked quarter basis, primarily due to an increase of $1.1 billion (1.0 percent) in average investment securities. Average total loans decreased $764 million (0.3 percent) which reflects the sale of approximately $1.5 billion of student loans in the second quarter of 2018. Excluding the impact of the student loan portfolio sale, average total loans increased $767 million (0.3 percent).

The net interest margin in the second quarter of 2018 was 3.13 percent, compared with 3.08 percent in the second quarter of 2017 and 3.13 percent in the first quarter of 2018. The increase in the net interest margin year-over-year was primarily due to higher interest rates, partially offset by loan mix, higher funding costs and the impact of tax reform of 2 basis points. Net interest margin is flat on a linked quarter basis reflecting the impact of higher rates offset by deposit and funding mix shift.

Average investment securities in the second quarter of 2018 were $3.2 billion (2.9 percent) higher year-over-year and $1.1 billion (1.0 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government mortgage-backed securities, net of prepayments and maturities, in support of liquidity management.

U.S. Bancorp Second Quarter 2018 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q18 vs	2Q18 vs	YTD	YTD	Percent
	2018	2018	2017	1Q18	2Q17	2018	2017	Change

Commercial	$92,835	$91,933	$90,061	1.0	3.1	$92,386	$89,177	3.6
Lease financing	5,518	5,532	5,577	(.3)	(1.1)	5,526	5,517	.2
Total commercial	98,353	97,465	95,638	.9	2.8	97,912	94,694	3.4

Commercial mortgages	28,710	29,176	30,627	(1.6)	(6.3)	28,942	31,042	(6.8)
Construction and development	11,147	11,190	11,922	(.4)	(6.5)	11,168	11,810	(5.4)
Total commercial real estate	39,857	40,366	42,549	(1.3)	(6.3)	40,110	42,852	(6.4)

Residential mortgages	60,834	60,174	58,544	1.1	3.9	60,505	58,224	3.9

Credit card	21,220	21,284	20,631	(.3)	2.9	21,252	20,737	2.5

Retail leasing	8,150	7,982	7,181	2.1	13.5	8,067	6,827	18.2

Home equity and second mortgages	16,048	16,195	16,252	(.9)	(1.3)	16,121	16,256	(.8)

Other	31,265	32,874	31,194	(4.9)	.2	32,065	31,125	3.0
Total other retail	55,463	57,051	54,627	(2.8)	1.5	56,253	54,208	3.8
Total loans, excluding covered loans	275,727	276,340	271,989	(.2)	1.4	276,032	270,715	2.0
Covered loans	2,897	3,048	3,539	(5.0)	(18.1)	2,972	3,635	(18.2)
Total loans	$278,624	$279,388	$275,528	(.3)	1.1	$279,004	$274,350	1.7

Average total loans were $3.1 billion (1.1 percent) higher than the second quarter of 2017 (1.8 percent excluding the impact of the student loan portfolio sale). The increase was due to growth in total commercial loans (2.8 percent), residential mortgages (3.9 percent), and retail leasing (13.5 percent). These increases were partially offset by a decrease in total commercial real estate loans (6.3 percent) due to disciplined underwriting and customers paying down balances. Loan growth was also impacted by continued run-off of the covered loans portfolio (18.1 percent). Average total loans were $764 million (0.3 percent) lower than the first quarter of 2018 primarily due to the impact of the student loan portfolio sale. Excluding this impact, average total loans increased 0.3 percent driven by growth in residential mortgages (1.1 percent), total commercial loans (0.9 percent), and retail leasing (2.1 percent), partially offset by continued pay-offs of commercial real estate loans (1.3 percent) and run-off of covered loans (5.0 percent).

U.S. Bancorp Second Quarter 2018 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q18 vs	2Q18 vs	YTD	YTD	Percent
	2018	2018	2017	1Q18	2Q17	2018	2017	Change

Noninterest-bearing deposits	$78,987	$79,482	$82,710	(.6)	(4.5)	$79,234	$81,729	(3.1)
Interest-bearing savings deposits
Interest checking	69,918	70,358	67,290	(.6)	3.9	70,136	66,490	5.5
Money market savings	103,333	103,367	106,777	--	(3.2)	103,350	107,763	(4.1)
Savings accounts	45,069	44,388	43,524	1.5	3.5	44,730	43,069	3.9
Total savings deposits	218,320	218,113	217,591	.1	.3	218,216	217,322	.4
Time deposits	37,515	36,985	30,871	1.4	21.5	37,252	30,759	21.1
Total interest-bearing deposits	255,835	255,098	248,462	.3	3.0	255,468	248,081	3.0
Total deposits	$334,822	$334,580	$331,172	.1	1.1	$334,702	$329,810	1.5

Average total deposits for the second quarter of 2018 were $3.7 billion (1.1 percent) higher than the second quarter of 2017. Average noninterest-bearing deposits decreased $3.7 billion (4.5 percent) year-over-year primarily due to decreases in Corporate and Commercial Banking and Wealth Management and Investment Services. Average total savings deposits were $729 million (0.3 percent) higher year-over-year driven by growth in Consumer and Business Banking, partially offset by decreases in Corporate and Commercial Banking and Wealth Management and Investment Services. Average time deposits were $6.6 billion (21.5 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $242 million (0.1 percent) from the first quarter of 2018. On a linked quarter basis, average noninterest-bearing deposits decreased $495 million (0.6 percent) primarily due to a decrease in Corporate and Commercial Banking, partially offset by an increase in Wealth Management and Investment Services. Average total savings deposits increased $207 million (0.1 percent) reflecting an increase in Consumer and Business Banking, partially offset by a decline in Corporate and Commercial Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, increased $530 million (1.4 percent).

U.S. Bancorp Second Quarter 2018 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q18 vs	2Q18 vs	YTD	YTD	Percent
	2018	2018	2017	1Q18	2Q17	2018	2017	Change

Credit and debit card revenue	$351	$324	$330	8.3	6.4	$675	$629	7.3
Corporate payment products revenue	158	154	140	2.6	12.9	312	277	12.6
Merchant processing services	387	363	381	6.6	1.6	750	735	2.0
ATM processing services	90	79	75	13.9	20.0	169	146	15.8
Trust and investment management fees	401	398	380	.8	5.5	799	748	6.8
Deposit service charges	183	182	179	.5	2.2	365	351	4.0
Treasury management fees	155	150	160	3.3	(3.1)	305	313	(2.6)
Commercial products revenue	234	220	243	6.4	(3.7)	454	490	(7.3)
Mortgage banking revenue	191	184	212	3.8	(9.9)	375	419	(10.5)
Investment products fees	47	46	44	2.2	6.8	93	86	8.1
Securities gains (losses), net	10	5	9	nm	11.1	15	38	(60.5)
Other	207	167	195	24.0	6.2	374	375	(.3)
Total noninterest income	$2,414	$2,272	$2,348	6.3	2.8	$4,686	$4,607	1.7

Second quarter noninterest income of $2,414 million was $66 million (2.8 percent) higher than the second quarter of 2017 led by strong growth in payment services revenue and trust and investment management fees. ATM processing services revenue also increased year-over-year. These increases were partially offset by lower mortgage banking revenue and commercial products revenue which were impacted by industry trends in these revenue categories. Payment services revenue increased $45 million (5.3 percent) due to higher credit and debit card revenue of $21 million (6.4 percent), an increase in corporate payment products revenue of $18 million (12.9 percent), and higher merchant processing services of $6 million (1.6 percent) all driven by higher sales volumes. Trust and investment management fees increased $21 million (5.5 percent) due to business growth and favorable market conditions. ATM processing services revenue increased $15 million (20.0 percent) primarily due to higher transaction volumes. The decrease in mortgage banking revenue of $21 million (9.9 percent) was primarily due to lower mortgage production, partially offset by a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Treasury management fees declined $5 million (3.1 percent) reflecting core business growth offset by the impact of earnings credits during rising interest rates. In addition, the decrease in commercial products revenue of $9 million (3.7 percent) was mainly due to lower trading revenue, commercial leasing fees, and loan fees, partially offset by higher foreign currency customer activity.

Noninterest income was $142 million (6.3 percent) higher in the second quarter of 2018 compared with the first quarter of 2018 reflecting stronger payment services revenue as credit and debit card revenue grew $27 million (8.3 percent) due to seasonally higher sales volumes and merchant processing services increased $24 million (6.6 percent) primarily due to higher volumes. Commercial products revenue increased $14 million (6.4 percent) due to stronger capital markets volume. Other noninterest income increased $40 million (24.0 percent), which included the student loan portfolio sale and equity investment income.

U.S. Bancorp Second Quarter 2018 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q 2018	1Q 2018	2Q 2017	2Q18 vs 1Q18	2Q18 vs 2Q17	YTD 2018	YTD 2017	Percent Change

Compensation	$1,542	$1,523	$1,416	1.2	8.9	$3,065	$2,807	9.2
Employee benefits	299	330	274	(9.4)	9.1	629	575	9.4
Net occupancy and equipment	262	265	255	(1.1)	2.7	527	502	5.0
Professional services	95	83	105	14.5	(9.5)	178	201	(11.4)
Marketing and business development	111	97	109	14.4	1.8	208	199	4.5
Technology and communications	242	235	223	3.0	8.5	477	440	8.4
Postage, printing and supplies	80	80	81	--	(1.2)	160	162	(1.2)
Other intangibles	40	39	43	2.6	(7.0)	79	87	(9.2)
Other	414	403	478	2.7	(13.4)	817	920	(11.2)

Total noninterest expense	$3,085	$3,055	$2,984	1.0	3.4	$6,140	$5,893	4.2

Second quarter noninterest expense of $3,085 million was $101 million (3.4 percent) higher than the second quarter of 2017 primarily due to higher personnel costs and technology investment, partially offset by lower other noninterest expense. Compensation expense increased $126 million (8.9 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation related to business production. Employee benefits expense increased $25 million (9.1 percent) primarily driven by increased medical costs and staffing. Other noninterest expense decreased $64 million (13.4 percent) due to lower mortgage servicing-related costs.

Noninterest expense increased $30 million (1.0 percent) on a linked quarter basis primarily due to higher compensation expense, reflecting the impact of seasonal merit increases as well as hiring to support business growth, and higher variable compensation related to business production. Marketing and business development and professional services expense are also seasonally higher during the second quarter. These increases were largely offset by a seasonal decrease in employee benefits due to higher payroll taxes during the first quarter of each year.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2018 resulted in a tax rate of 21.1 percent on a taxable-equivalent basis (effective tax rate of 20.1 percent), compared with 28.5 percent (effective tax rate of 26.7 percent) in the second quarter of 2017, and 18.9 percent on a taxable-equivalent basis (effective tax rate of 17.7 percent) in the first quarter of 2018. The lower 2018 tax rates reflect the tax reform legislation enacted during the fourth quarter of 2017. In addition, the first quarter of 2018 reflected the tax benefit of restricted stock vesting that occurs principally in the first quarter of each year, as well as a favorable settlement of tax matters.

U.S. Bancorp Second Quarter 2018 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2018	% (b)	2018	% (b)	2017	% (b)	2017	% (b)	2017	% (b)
Balance, beginning of period	$4,417		$4,417		$4,407		$4,377		$4,366
Net charge-offs
Commercial	54	.23	56	.25	22	.09	79	.34	75.33
Lease financing	4	.29	4	.29	6	.44	4	.29	3.22

Total commercial	58	.24	60	.25	28	.11	83	.34	78.33
Commercial mortgages	--	--	(4)	(.06)	18	.24	(2)	(.03)	(7)	(.09)
Construction and development	--	--	1	.04	--	--	(5)	(.17)	(2)	(.07)

Total commercial real estate	--	--	(3)	(.03)	18	.17	(7)	(.07)	(9)	(.08)

Residential mortgages	4	.03	7	.05	10	.07	7	.05	8.05

Credit card	210	3.97	211	4.02	205	3.83	187	3.55	204	3.97

Retail leasing	3	.15	3	.15	3	.15	2	.10	2.11
Home equity and second mortgages	(2)	(.05)	(1)	(.03)	(2)	(.05)	(1)	(.02)	(1)	(.02)
Other	59	.76	64	.79	63	.76	59	.73	58.75

Total other retail	60	.43	66	.47	64	.44	60	.42	59.43

Total net charge-offs, excluding covered loans	332	.48	341	.50	325	.47	330	.48	340.50
Covered loans	--	--	--	--	--	--	--	--	--	--

Total net charge-offs	332	.48	341	.49	325	.46	330	.47	340.49
Provision for credit losses	327		341		335		360		350
Other changes (a)	(1)		--		--		--		1

Balance, end of period	$4,411		$4,417		$4,417		$4,407		$4,377

Components
Allowance for loan losses	$3,920		$3,918		$3,925		$3,908		$3,856
Liability for unfunded credit commitments	491		499		492		499		521

Total allowance for credit losses	$4,411		$4,417		$4,417		$4,407		$4,377

Gross charge-offs	$437		$453		$464		$433		$437
Gross recoveries	$105		$112		$139		$103		$97
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.58		1.60		1.58		1.59		1.59
Nonperforming loans, excluding covered loans	484		431		438		425		385
Nonperforming assets, excluding covered assets	412		373		374		359		331

Period-end loans	1.57		1.59		1.58		1.58		1.58
Nonperforming loans	484		431		438		426		383
Nonperforming assets	404		367		368		352		324

(a)  Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

U.S. Bancorp Second Quarter 2018 Results

The Company’s provision for credit losses for the second quarter of 2018 was $327 million, which was $14 million (4.1 percent) lower than the prior quarter and $23 million (6.6 percent) lower than the second quarter of 2017. Credit quality was relatively stable compared with a year ago and the first quarter of 2018 with lower nonperforming assets.

Total net charge-offs in the second quarter of 2018 were $332 million, compared with $341 million in the first quarter of 2018, and $340 million in the second quarter of 2017. Net charge-offs decreased $9 million (2.6 percent) compared with the first quarter of 2018 mainly due to lower total other retail net charge-offs, partially offset by lower commercial real estate recoveries. Net charge-offs decreased $8 million (2.4 percent) compared with the second quarter of 2017 primarily due to lower commercial net charge-offs, partially offset by lower commercial mortgage recoveries and higher credit card net charge-offs. The net charge-off ratio was 0.48 percent in the second quarter of 2018, compared with 0.49 percent in the first quarter of 2018 and in the second quarter of 2017.

The allowance for credit losses was $4,411 million at June 30, 2018, compared with $4,417 million at March 31, 2018, and $4,377 million at June 30, 2017. The ratio of the allowance for credit losses to period-end loans was 1.57 percent at June 30, 2018, compared with 1.59 percent at March 31, 2018, and 1.58 percent at June 30, 2017. The ratio of the allowance for credit losses to nonperforming loans was 484 percent at June 30, 2018, compared with 431 percent at March 31, 2018, and 383 percent at June 30, 2017.

Nonperforming assets were $1,091 million at June 30, 2018, compared with $1,204 million at March 31, 2018, and $1,349 million at June 30, 2017. The ratio of nonperforming assets to loans and other real estate was 0.39 percent at June 30, 2018, compared with 0.43 percent at March 31, 2018, and 0.49 percent at June 30, 2017. The year-over-year decrease in nonperforming assets was driven by improvements in nonperforming residential mortgages, total commercial loans, and other real estate owned, partially offset by increases in nonperforming other retail loans and other nonperforming assets. Accruing loans 90 days or more past due were $640 million ($514 million excluding covered loans) at June 30, 2018, compared with $702 million ($566 million excluding covered loans) at March 31, 2018, and $639 million ($477 million excluding covered loans) at June 30, 2017.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2018	Mar 31 2018	Dec 31 2017	Sep 30 2017	Jun 30 2017

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.06	.06	.05	.05
Commercial real estate	.01	.01	.01	.01	--
Residential mortgages	.18	.22	.22	.18	.20
Credit card	1.15	1.29	1.28	1.20	1.10
Other retail	.16	.18	.17	.15	.14
Total loans, excluding covered loans	.19	.21	.21	.18	.17
Covered loans	4.46	4.57	4.74	4.66	4.71
Total loans	.23	.25	.26	.23	.23

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.28	.37	.31	.33	.39
Commercial real estate	.27	.31	.37	.30	.29
Residential mortgages	.84	.93	.96	.98	1.10
Credit card	1.15	1.29	1.28	1.20	1.10
Other retail	.48	.48	.46	.43	.42
Total loans, excluding covered loans	.51	.58	.57	.55	.59
Covered loans	4.68	4.77	4.93	4.84	5.06
Total loans	.55	.62	.62	.60	.64

U.S. Bancorp Second Quarter 2018 Results

ASSET QUALITY (a)
($ in millions)
	Jun 30 2018	Mar 31 2018	Dec 31 2017	Sep 30 2017	Jun 30 2017
Nonperforming loans
Commercial	$199	$274	$225	$231	$283
Lease financing	25	27	24	38	39

Total commercial	224	301	249	269	322

Commercial mortgages	72	86	108	89	84
Construction and development	32	33	34	33	35

Total commercial real estate	104	119	142	122	119

Residential mortgages	400	430	442	474	530
Credit card	--	--	1	1	1
Other retail	178	168	168	163	158

Total nonperforming loans, excluding covered loans	906	1,018	1,002	1,029	1,130
Covered loans	6	6	6	6	12

Total nonperforming loans	912	1,024	1,008	1,035	1,142

Other real estate	108	124	141	164	157
Covered other real estate	20	20	21	26	25
Other nonperforming assets	51	36	30	26	25

Total nonperforming assets	$1,091	$1,204	$1,200	$1,251	$1,349

Total nonperforming assets, excluding covered assets	$1,065	$1,178	$1,173	$1,219	$1,312

Accruing loans 90 days or more past due, excluding covered loans	$514	$566	$572	$497	$477

Accruing loans 90 days or more past due	$640	$702	$720	$649	$639

Performing restructured loans, excluding GNMA and covered loans	$2,164	$2,190	$2,306	$2,419	$2,473

Performing restructured GNMA and covered loans	$1,695	$1,598	$1,713	$1,600	$1,803

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.38	.43	.42	.44	.48

Nonperforming assets to loans plus ORE (%)	.39	.43	.43	.45	.49
(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2018 Results

COMMON SHARES
(Millions)	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017

Beginning shares outstanding	1,649	1,656	1,667	1,679	1,692
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	4	1	--	1
Shares repurchased	(13)	(11)	(12)	(12)	(14)
Ending shares outstanding	1,636	1,649	1,656	1,667	1,679

CAPITAL POSITION
($ in millions)	Jun 30 2018	Mar 31 2018	Dec 31 2017		Sep 30 2017		Jun 30 2017

Total U.S. Bancorp shareholders’ equity	$49,628	$49,187	$49,040		$48,723		$48,320

Basel III Standardized Approach (a)
Common equity tier 1 capital	$34,161	$33,539	$34,369		$34,876		$34,408
Tier 1 capital	39,611	38,991	39,806		40,411		39,943
Total risk-based capital	47,258	46,640	47,503		48,104		47,824
Fully implemented common equity tier 1 capital ratio (a)	9.1%	9.0%	9.1	% (b)	9.4	% (b)	9.3	% (b)
Tier 1 capital ratio	10.5	10.4	10.8		11.1		11.1
Total risk-based capital ratio	12.6	12.5	12.9		13.2		13.2
Leverage ratio	8.9	8.8	8.9		9.1		9.1

Basel III Advanced Approaches (a)
Fully implemented common equity tier 1 capital ratio (a)	11.6	11.5	11.6	(b)	11.8	(b)	11.7	(b)

Tangible common equity to tangible assets (b)	7.8	7.7	7.6		7.7		7.5
Tangible common equity to risk-weighted assets (b)	9.3	9.3	9.4		9.5		9.4

Common equity tier 1 capital ratio calculated under the transitional standardized approach (a)	--	--	9.3		9.6		9.5
Common equity tier 1 capital ratio calculated under the transitional advanced approaches (a)	--	--	12.0		12.1		12.0

(a) Beginning January 1, 2018, the regulatory capital requirements fully reflect implementation of Basel III. Prior to 2018, the Company’s capital ratios reflected certain transitional adjustments. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $49.6 billion at June 30, 2018, compared with $49.2 billion at March 31, 2018, and $48.3 billion at June 30, 2017. During the second quarter, the Company returned 69 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.1 percent at June 30, 2018, compared with 9.0 percent at March 31, 2018, and 9.5 percent at June 30, 2017. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 11.6 percent at June 30, 2018, compared with 11.5 percent at March 31, 2018, and 12.0 percent at June 30, 2017.

U.S. Bancorp Second Quarter 2018 Results

Investor Conference Call

On Wednesday, July 18, 2018, at 8:00 a.m. CDT, Andy Cecere, Chairman, President and Chief Executive Officer, and Terry Dolan, Vice Chairman and Chief Financial Officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About US”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 9049069. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, July 18 and will be accessible until Wednesday, July 25 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 9049069.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $461 billion in assets as of June 30, 2018, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2018 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that could cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Second Quarter 2018 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or are not defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. In addition, certain capital measures related to prior periods are presented on the same basis as those capital measures in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2018	2017	2018	2017
Interest Income
Loans	$3,197	$2,889	$6,292	$5,679
Loans held for sale	39	29	72	64
Investment securities	653	555	1,266	1,085
Other interest income	59	46	109	84
Total interest income	3,948	3,519	7,739	6,912
Interest Expense
Deposits	427	238	772	437
Short-term borrowings	86	33	161	57
Long-term debt	238	199	441	389
Total interest expense	751	470	1,374	883
Net interest income	3,197	3,049	6,365	6,029
Provision for credit losses	327	350	668	695
Net interest income after provision for credit losses	2,870	2,699	5,697	5,334
Noninterest Income
Credit and debit card revenue	351	330	675	629
Corporate payment products revenue	158	140	312	277
Merchant processing services	387	381	750	735
ATM processing services	90	75	169	146
Trust and investment management fees	401	380	799	748
Deposit service charges	183	179	365	351
Treasury management fees	155	160	305	313
Commercial products revenue	234	243	454	490
Mortgage banking revenue	191	212	375	419
Investment products fees	47	44	93	86
Securities gains (losses), net	10	9	15	38
Other	207	195	374	375
Total noninterest income	2,414	2,348	4,686	4,607
Noninterest Expense
Compensation	1,542	1,416	3,065	2,807
Employee benefits	299	274	629	575
Net occupancy and equipment	262	255	527	502
Professional services	95	105	178	201
Marketing and business development	111	109	208	199
Technology and communications	242	223	477	440
Postage, printing and supplies	80	81	160	162
Other intangibles	40	43	79	87
Other	414	478	817	920
Total noninterest expense	3,085	2,984	6,140	5,893
Income before income taxes	2,199	2,063	4,243	4,048
Applicable income taxes	441	551	803	1,050
Net income	1,758	1,512	3,440	2,998
Net (income) loss attributable to noncontrolling interests	(8)	(12)	(15)	(25)
Net income attributable to U.S. Bancorp	$1,750	$1,500	$3,425	$2,973
Net income applicable to U.S. Bancorp common shareholders	$1,678	$1,430	$3,275	$2,817

Earnings per common share	$1.02	$.85	$1.99	$1.67
Diluted earnings per common share	$1.02	$.85	$1.98	$1.66
Dividends declared per common share	$.30	$.28	$.60	$.56
Average common shares outstanding	1,642	1,684	1,647	1,689
Average diluted common shares outstanding	1,646	1,690	1,651	1,695

CONSOLIDATED ENDING BALANCE SHEET

	June 30,	December 31,	June 30,
(Dollars in Millions)	2018	2017	2017
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$19,021	$19,505	$28,964
Investment securities
Held-to-maturity	46,055	44,362	43,659
Available-for-sale	66,347	68,137	67,455
Loans held for sale	3,256	3,554	3,661
Loans
Commercial	99,357	97,561	96,836
Commercial real estate	39,399	40,463	41,908
Residential mortgages	61,309	59,783	58,796
Credit card	21,566	22,180	20,861
Other retail	55,723	57,324	55,445
Total loans, excluding covered loans	277,354	277,311	273,846
Covered loans	2,823	3,121	3,437
Total loans	280,177	280,432	277,283
Less allowance for loan losses	(3,920)	(3,925)	(3,856)
Net loans	276,257	276,507	273,427
Premises and equipment	2,431	2,432	2,413
Goodwill	9,425	9,434	9,361
Other intangible assets	3,415	3,228	3,216
Other assets	35,122	34,881	31,688
Total assets	$461,329	$462,040	$463,844

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$82,215	$87,557	$93,029
Interest-bearing	257,865	259,658	254,233
Total deposits	340,080	347,215	347,262
Short-term borrowings	18,136	16,651	14,412
Long-term debt	37,172	32,259	37,814
Other liabilities	15,684	16,249	15,407
Total liabilities	411,072	412,374	414,895
Shareholders’ equity
Preferred stock	5,419	5,419	5,419
Common stock	21	21	21
Capital surplus	8,468	8,464	8,425
Retained earnings	56,742	54,142	52,033
Less treasury stock	(18,707)	(17,602)	(16,332)
Accumulated other comprehensive income (loss)	(2,315)	(1,404)	(1,246)
Total U.S. Bancorp shareholders’ equity	49,628	49,040	48,320
Noncontrolling interests	629	626	629
Total equity	50,257	49,666	48,949
Total liabilities and equity	$461,329	$462,040	$463,844

NON-GAAP FINANCIAL MEASURES
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Millions, Unaudited)	2018	2018	2017	2017	2017
Total equity	$50,257	$49,812	$49,666	$49,351	$48,949
Preferred stock	(5,419)	(5,419)	(5,419)	(5,419)	(5,419)
Noncontrolling interests	(629)	(625)	(626)	(628)	(629)
Goodwill (net of deferred tax liability) (1)	(8,585)	(8,609)	(8,613)	(8,141)	(8,181)
Intangible assets, other than mortgage servicing rights	(571)	(608)	(583)	(595)	(634)
Tangible common equity (a)	35,053	34,551	34,425	34,568	34,086

Total assets	461,329	460,119	462,040	459,227	463,844
Goodwill (net of deferred tax liability) (1)	(8,585)	(8,609)	(8,613)	(8,141)	(8,181)
Intangible assets, other than mortgage servicing rights	(571)	(608)	(583)	(595)	(634)
Tangible assets (b)	452,173	450,902	452,844	450,491	455,029

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	375,466 *	373,141	367,771	363,957	361,164

Tangible common equity (as calculated above)			34,425	34,568	34,086
Adjustments (2)			(550)	(52)	(51)
Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (d)			33,875	34,516	34,035

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements			367,771	363,957	361,164
Adjustments (3)			4,473	3,907	3,967
Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)			372,244	367,864	365,131

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements			287,211	287,800	287,124
Adjustments (4)			4,769	4,164	4,231
Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)			291,980	291,964	291,355

Ratios *
Tangible common equity to tangible assets (a)/(b)	7.8%	7.7%	7.6%	7.7%	7.5%
Tangible common equity to risk-weighted assets (a)/(c)	9.3	9.3	9.4	9.5	9.4
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (d)/(e)			9.1	9.4	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (d)/(f)			11.6	11.8	11.7

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Net income applicable to U.S. Bancorp common shareholders	$1,678	$1,597	$1,611	$1,485	$1,430
Intangibles amortization (net-of-tax)	32	31	28	29	28
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,710	1,628	1,639	1,514	1,458
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (g)	6,859	6,602	6,503	6,007	5,848

Average total equity	49,950	49,450	49,461	49,447	48,909
Less: Average preferred stock	5,419	5,419	5,419	5,419	5,419
Less: Average noncontrolling interests	628	625	627	628	636
Less: Average goodwill (net of deferred tax liability) (1)	8,602	8,627	8,154	8,153	8,160
Less: Average intangible assets, other than mortgage servicing rights	588	603	591	615	650
Average U.S. Bancorp common shareholders’ equity, excluding intangible assets (h)	34,713	34,176	34,670	34,632	34,044

Return on tangible common equity (g)/(h)	19.8%	19.3%	18.8%	17.3%	17.2%

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended									Six Months Ended
(Dollars in Millions, Unaudited)	June 30, 2018	March 31, 2018		December 31, 2017		September 30, 2017	June 30, 2017			June 30, 2018	June 30, 2017
Net interest income	$3,197		$3,168		$3,175	$3,176		$3,049		$6,365		$6,029
Taxable-equivalent adjustment (1)	29		29		53	51		51		58		101
Net interest income, on a taxable-equivalent basis	3,226		3,197		3,228	3,227		3,100		6,423		6,130

Net interest income, on a taxable-equivalent basis (as calculated above)	3,226		3,197		3,228	3,227		3,100		6,423		6,130
Noninterest income	2,414		2,272		2,370	2,340		2,348		4,686		4,607
Less: Securities gains (losses), net	10		5		10	9		9		15		38
Total net revenue, excluding net securities gains (losses) (a)	5,630		5,464		5,588	5,558		5,439		11,094		10,699

Noninterest expense (b)	3,085		3,055		3,899	2,998		2,984		6,140		5,893
Less: Intangible amortization	40		39		44	44		43		79		87
Noninterest expense, excluding intangible amortization (c)	3,045		3,016		3,855	2,954		2,941		6,061		5,806

Efficiency ratio (b)/(a)	54.8	%	55.9	%	69.8%	53.9	%	54.9	%	55.3	%	55.1%
Tangible efficiency ratio (c)/(a)	54.1		55.2		69.0	53.1		54.1		54.6		54.3

(1) Interest and rates are presented on a fully taxable-equivalent basis based on a federal income tax rate of 21 percent for 2018 and 35 percent for 2017.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			2Q 2018
Business Line	2Q 2018	1Q 2018	2Q 2017	2Q18 vs 1Q18	2Q18 vs 2Q17	YTD 2018	YTD 2017	Percent Change	Earnings Composition
Corporate and Commercial
Banking	$417	$391	$376	6.6	10.9	$808	$714	13.2	24%
Consumer and Business
Banking	536	537	433	(.2)	23.8	1,073	845	27.0	30
Wealth Management and
Investment Services	205	220	178	(6.8)	15.2	425	333	27.6	12
Payment Services	361	342	282	5.6	28.0	703	580	21.2	21
Treasury and Corporate
Support	231	185	231	24.9	--	416	501	(17.0)	13

Consolidated Company	$1,750	$1,675	$1,500	4.5	16.7	$3,425	$2,973	15.2	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2018, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	2Q 2018	1Q 2018	2Q 2017	2Q18 vs 1Q18	2Q18 vs 2Q17	YTD 2018	YTD 2017	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$725	$722	$725	.4	--	$1,447	$1,433	1.0
Noninterest income	223	208	242	7.2	(7.9)	431	490	(12.0)
Securities gains (losses), net	--	--	--	--	--	--	(3)	nm

Total net revenue	948	930	967	1.9	(2.0)	1,878	1,920	(2.2)
Noninterest expense	403	394	393	2.3	2.5	797	778	2.4
Other intangibles	1	1	1	--	--	2	2	--

Total noninterest expense	404	395	394	2.3	2.5	799	780	2.4

Income before provision and taxes	544	535	573	1.7	(5.1)	1,079	1,140	(5.4)
Provision for credit losses	(12)	14	(18)	nm	33.3	2	18	(88.9)

Income before income taxes	556	521	591	6.7	(5.9)	1,077	1,122	(4.0)
Income taxes and taxable-equivalent adjustment	139	130	215	6.9	(35.3)	269	408	(34.1)

Net income	417	391	376	6.6	10.9	808	714	13.2
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$417	$391	$376	6.6	10.9	$808	$714	13.2

Average Balance Sheet Data
Loans	$93,517	$93,955	$94,225	(.5)	(.8)	$93,735	$93,981	(.3)
Other earning assets	3,092	2,858	3,107	8.2	(.5)	2,976	2,995	(.6)
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	11	12	14	(8.3)	(21.4)	11	14	(21.4)
Assets	102,585	102,645	103,105	(.1)	(.5)	102,615	102,712	(.1)
Noninterest-bearing deposits	33,379	34,410	36,438	(3.0)	(8.4)	33,893	36,697	(7.6)
Interest-bearing deposits	70,363	69,953	68,881	.6	2.2	70,159	69,715	.6

Total deposits	103,742	104,363	105,319	(.6)	(1.5)	104,052	106,412	(2.2)

Total U.S. Bancorp shareholders’ equity	10,500	10,418	9,921	.8	5.8	10,459	9,801	6.7

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $417 million of the Company’s net income in the second quarter of 2018, compared with $376 million in the second quarter of 2017. Total net revenue decreased $19 million (2.0 percent) due to a $19 million (7.9 percent) decrease in total noninterest income. Net interest income was flat year-over-year primarily due to the impact of rising rates on the margin benefit from deposits, offset by lower rates on loans, reflecting a competitive marketplace, and lower noninterest-bearing deposits. Total noninterest income decreased year-over-year primarily due to lower commercial leasing revenue, trading revenue and loan fees. Total noninterest expense was $10 million (2.5 percent) higher compared with a year ago primarily due to an increase in net shared services expense driven by technology development and investment in infrastructure. The provision for credit losses increased $6 million (33.3 percent) reflecting an unfavorable change in the reserve allocation partially offset by lower net charge-offs.

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CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q18 vs		2Q18 vs	YTD	YTD	Percent
	2018	2018	2017	1Q18		2Q17	2018	2017	Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,539	$1,530	$1,466	.6		5.0	$3,069	$2,894	6.0
Noninterest income	590	570	606	3.5		(2.6)	1,160	1,177	(1.4)
Securities gains (losses), net	--	--	--	--		--	--	--	--

Total net revenue	2,129	2,100	2,072	1.4		2.8	4,229	4,071	3.9
Noninterest expense	1,347	1,321	1,295	2.0		4.0	2,668	2,574	3.7
Other intangibles	7	7	7	--		--	14	14	--

Total noninterest expense	1,354	1,328	1,302	2.0		4.0	2,682	2,588	3.6

Income before provision and taxes	775	772	770	.4		.6	1,547	1,483	4.3
Provision for credit losses	60	56	90	7.1		(33.3)	116	155	(25.2)

Income before income taxes	715	716	680	(.1)		5.1	1,431	1,328	7.8
Income taxes and taxable-equivalent adjustment	179	179	247	--		(27.5)	358	483	(25.9)

Net income	536	537	433	(.2)		23.8	1,073	845	27.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--		--	--	--	--

Net income attributable to U.S. Bancorp	$536	$537	$433	(.2)		23.8	$1,073	$845	27.0

Average Balance Sheet Data
Loans	$142,097	$143,163	$140,520	(.7	) *	1.1 *	$142,627	$139,814	2.0
Other earning assets	3,810	3,409	3,205	11.8		18.9	3,611	3,611	--
Goodwill	3,681	3,681	3,681	--		--	3,681	3,681	--
Other intangible assets	2,932	2,871	2,730	2.1		7.4	2,902	2,749	5.6
Assets	156,803	157,528	154,221	(.5)		1.7	157,164	153,932	2.1

Noninterest-bearing deposits	27,565	27,346	27,287	.8		1.0	27,456	27,122	1.2
Interest-bearing deposits	125,581	123,472	120,781	1.7		4.0	124,533	120,056	3.7

Total deposits	153,146	150,818	148,068	1.5		3.4	151,989	147,178	3.3
Total U.S. Bancorp shareholders’ equity	12,244	12,219	11,435	.2		7.1	12,232	11,478	6.6

(a) preliminary data

* Average total loan growth was 0.3% linked quarter and 2.4% year-over-year, excluding the impact of the student loan portfolio sale

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $536 million of the Company’s net income in the second quarter of 2018, compared with $433 million in the second quarter of 2017. Total net revenue increased $57 million (2.8 percent) due to a $73 million (5.0 percent) increase in net interest income, partially offset by a $16 million (2.6 percent) decrease in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits along with growth in average loan and deposit balances, partially offset by lower rates on loans. Total noninterest income decreased principally driven by lower mortgage banking revenue, in line with industry trends, primarily due to lower mortgage production, partially offset by a favorable change in the valuation of mortgage servicing rights, net of hedging activities, and a reduction in other noninterest income driven by lower end of term gains in retail leasing due to lower volumes. These decreases are partially offset by higher ATM processing services fees and deposit service charges reflecting higher transaction volumes. Total noninterest expense in the second quarter of 2018 increased $52 million (4.0 percent) primarily due to higher net shared services expense and higher personnel expense reflecting the impact of investments supporting business growth and development as well as higher production related incentives. The provision for credit losses decreased $30 million (33.3 percent) reflecting lower net charge-offs as well as a favorable change in the reserve allocation.

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WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q18 vs	2Q18 vs	YTD	YTD	Percent
	2018	2018	2017	1Q18	2Q17	2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$290	$282	$260	2.8	11.5	$572	$503	13.7
Noninterest income	430	431	412	(.2)	4.4	861	810	6.3
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	720	713	672	1.0	7.1	1,433	1,313	9.1
Noninterest expense	443	414	388	7.0	14.2	857	779	10.0
Other intangibles	4	4	5	--	(20.0)	8	10	(20.0)

Total noninterest expense	447	418	393	6.9	13.7	865	789	9.6

Income before provision and taxes	273	295	279	(7.5)	(2.2)	568	524	8.4
Provision for credit losses	--	1	(1)	nm	nm	1	--	nm

Income before income taxes	273	294	280	(7.1)	(2.5)	567	524	8.2
Income taxes and taxable-equivalent adjustment	68	74	102	(8.1)	(33.3)	142	191	(25.7)

Net income	205	220	178	(6.8)	15.2	425	333	27.6
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$205	$220	$178	(6.8)	15.2	$425	$333	27.6

Average Balance Sheet Data
Loans	$9,133	$8,893	$8,318	2.7	9.8	$9,014	$8,145	10.7
Other earning assets	166	164	147	1.2	12.9	165	150	10.0
Goodwill	1,569	1,570	1,567	(.1)	.1	1,569	1,567	.1
Other intangible assets	66	70	83	(5.7)	(20.5)	68	85	(20.0)
Assets	12,107	11,885	11,437	1.9	5.9	11,997	11,444	4.8

Noninterest-bearing deposits	14,767	14,347	15,952	2.9	(7.4)	14,558	14,905	(2.3)
Interest-bearing deposits	56,708	56,828	57,980	(.2)	(2.2)	56,767	57,501	(1.3)

Total deposits	71,475	71,175	73,932	.4	(3.3)	71,325	72,406	(1.5)
Total U.S. Bancorp shareholders’ equity	2,424	2,399	2,365	1.0	2.5	2,412	2,383	1.2

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services.

Wealth Management and Investment Services contributed $205 million of the Company’s net income in the second quarter of 2018, compared with $178 million in the second quarter of 2017. Total net revenue increased $48 million (7.1 percent) year-over-year driven by increases in net interest income of $30 million (11.5 percent) and total noninterest income of $18 million (4.4 percent) . Net interest income increased year-over-year primarily due to the impact of rising rates on the margin benefit from deposits. Total noninterest income increased year-over-year principally due to favorable market conditions, business growth, and net asset inflows. Total noninterest expense increased $54 million (13.7 percent) primarily as a result of settling certain litigation matters, higher net shared services expense and personnel expense driven by investments to support business growth, higher production related incentives and increased staffing to support business development. The provision for credit losses was essentially flat compared with the prior year quarter.

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PAYMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2018	1Q 2018	2Q 2017	2Q18 vs 1Q18	2Q18 vs 2Q17	YTD 2018	YTD 2017	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$592	$610	$581	(3.0)	1.9	$1,202	$1,177	2.1
Noninterest income	903	848	850	6.5	6.2	1,751	1,648	6.3
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,495	1,458	1,431	2.5	4.5	2,953	2,825	4.5
Noninterest expense	705	703	665	.3	6.0	1,408	1,308	7.6
Other intangibles	28	27	30	3.7	(6.7)	55	61	(9.8)

Total noninterest expense	733	730	695	.4	5.5	1,463	1,369	6.9

Income before provision and taxes	762	728	736	4.7	3.5	1,490	1,456	2.3
Provision for credit losses	281	272	283	3.3	(.7)	553	524	5.5

Income before income taxes	481	456	453	5.5	6.2	937	932	.5
Income taxes and taxable-equivalent adjustment	120	114	165	5.3	(27.3)	234	339	(31.0)

Net income	361	342	288	5.6	25.3	703	593	18.5
Net (income) loss attributable to noncontrolling interests	--	--	(6)	--	nm	--	(13)	nm

Net income attributable to U.S. Bancorp	$361	$342	$282	5.6	28.0	$703	$580	21.2

Average Balance Sheet Data
Loans	$30,591	$30,062	$29,070	1.8	5.2	$30,328	$29,003	4.6
Other earning assets	302	276	241	9.4	25.3	289	249	16.1
Goodwill	2,536	2,542	2,458	(.2)	3.2	2,539	2,455	3.4
Other intangible assets	392	396	408	(1.0)	(3.9)	394	422	(6.6)
Assets	36,552	36,173	34,779	1.0	5.1	36,364	34,672	4.9

Noninterest-bearing deposits	1,085	1,127	1,015	(3.7)	6.9	1,106	1,019	8.5
Interest-bearing deposits	109	106	104	2.8	4.8	108	103	4.9

Total deposits	1,194	1,233	1,119	(3.2)	6.7	1,214	1,122	8.2

Total U.S. Bancorp shareholders’ equity	6,602	6,622	6,228	(.3)	6.0	6,612	6,316	4.7

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $361 million of the Company’s net income in the second quarter of 2018, compared with $282 million in the second quarter of 2017. Total net revenue increased $64 million (4.5 percent) due to increases in net interest income of $11 million (1.9 percent) and total noninterest income of $53 million (6.2 percent). Net interest income increased year-over-year primarily due to higher loan volumes. Total noninterest income increased year-over-year primarily due to higher credit and debit card revenue and higher corporate payment products revenue driven by sales volumes. Total noninterest expense increased $38 million (5.5 percent) over the second quarter of 2017 principally due to higher net shared services expense and personnel expense driven by implementation costs of capital investments, higher production related incentives and increased staffing to support business development. The provision for credit losses decreased $2 million (0.7 percent) reflecting a favorable change in the reserve allocation, mostly offset by higher net charge-offs.

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TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q18 vs	2Q18 vs	YTD	YTD	Percent
	2018	2018	2017	1Q18	2Q17	2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$80	$53	$68	50.9	17.6	$133	$123	8.1
Noninterest income	258	210	229	22.9	12.7	468	444	5.4
Securities gains (losses), net	10	5	9	nm	11.1	15	41	(63.4)

Total net revenue	348	268	306	29.9	13.7	616	608	1.3
Noninterest expense	147	184	200	(20.1)	(26.5)	331	367	(9.8)
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	147	184	200	(20.1)	(26.5)	331	367	(9.8)

Income before provision and taxes	201	84	106	nm	89.6	285	241	18.3
Provision for credit losses	(2)	(2)	(4)	--	50.0	(4)	(2)	nm

Income before income taxes	203	86	110	nm	84.5	289	243	18.9
Income taxes and taxable-equivalent adjustment	(36)	(106)	(127)	66.0	71.7	(142)	(270)	47.4

Net income	239	192	237	24.5	.8	431	513	(16.0)
Net (income) loss attributable to noncontrolling interests	(8)	(7)	(6)	(14.3)	(33.3)	(15)	(12)	(25.0)

Net income attributable to U.S. Bancorp	$231	$185	$231	24.9	--	$416	$501	(17.0)

Average Balance Sheet Data
Loans	$3,286	$3,315	$3,395	(.9)	(3.2)	$3,300	$3,407	(3.1)
Other earning assets	126,682	125,754	121,655	.7	4.1	126,220	120,240	5.0
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	146,442	146,057	142,563	.3	2.7	146,249	140,961	3.8

Noninterest-bearing deposits	2,191	2,252	2,018	(2.7)	8.6	2,221	1,986	11.8
Interest-bearing deposits	3,074	4,739	716	(35.1)	nm	3,901	706	nm

Total deposits	5,265	6,991	2,734	(24.7)	92.6	6,122	2,692	nm

Total U.S. Bancorp shareholders’ equity	17,552	17,167	18,324	2.2	(4.2)	17,360	18,121	(4.2)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $231 million in both the second quarter of 2018 and 2017. Total net revenue increased $42 million (13.7 percent) year-over-year driven by an increase in net interest income of $12 million (17.6 percent) and an increase of $30 million (12.6 percent) in total noninterest income. Net interest income increased year-over-year primarily due to growth in the investment portfolio, partially offset by higher funding costs. Total noninterest income increased year-over-year reflecting the gain on the sale of the student loan portfolio and equity investment revenue. Total noninterest expense decreased $53 million (26.5 percent) year-over-year as a result of the allocation of previously reserved litigation items to the business units, at settlement, and a favorable change in net shared services expense allocated to manage the business. Partially offsetting these decreases was higher personnel expense driven by increased staffing, higher variable compensation, and technology development related to business development efforts. The provision for credit losses was $2 million higher year-over-year due to higher net charge-offs, mostly offset by a favorable change in the reserve allocation.

Income taxes are assessed to each line of business at a managerial rate of 25.0 percent starting in the first quarter of 2018 due to tax reform, compared with 36.4 percent in 2017. The residual tax expense or benefit to arrive at the consolidated effective tax rate is included in Treasury and Corporate Support.

        7